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250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
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Hill International Inc.
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Bulldog Investors, LLC, 250 Pehle Avenue, Suite 708 Saddle Brook, NJ 07663
(201) 881-7100 // pgoldstein@bulldoginvestors.com


July 28, 2016

Bryan W. Clymer
Lead Independent Director
Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, PA 19103

Dear Mr. Clymer:

     We are writing to advise you and the Board of Directors of certain misleading and outright false statements in communications that David
Richter has recently disseminated to stockholders in an unscrupulous effort to win the proxy contest. We urge the Board to take seriously its responsibility to hold management to the highest ethical standards by amending Hill's public disclosures to correct the following misrepresentations:

      .	In comparing Hill to its peers, Hill's stock price appreciation is overstated by 183 basis points, or 15% (page 12 of Hill's July 2016 Investor Presentation) ("the Presentation").

      .	The "comparable companies" Mr. Richter identified are cherry picked to make Hill's relative performance appear much better than it is (pages 12, 13, 14, 24, 25 and 26 of the Presentation). These cherry picked peers are not reflective of Hill's business and are much different than those that Hill presented in its Form 10k. Specifically, two of the five "comparable companies" in the Presentation do not appear among the group of nine comparable companies formerly identified by Hill. In fact, six comparable companies identified in its Form 10K are simply missing. Not surprisingly, the alleged outperformance by Hill completely disappears if the standard set of comps are used. Further, the two companies Mr. Richter added (STRL and CDI) have the lowest EBITDA margins in the group and both saw stock price declines over the period used in the Presentation.

      .	Mr. Richter touted Hill's superior operating performance by comparing
	its EBITDA margins to those of a set of construction companies rather than the consulting companies used by Hill's comp committee, which is downright dishonest since Hill is a consulting company. For the record, the average public consulting company has an EBITDA margin that is more than double that of Hill.

      .	Mr. Richter made a number of false and misleading statements about our
	board nominees (page 36 of the Presentation):

 	  . Mr. Richter falsely stated that David Sgro currently sits on two public boards. He actually sits on four public company boards (it was five at the time the Presentation was issued) and has served on ten public company boards in his career and acted as Audit Committee Chairman for four of them. Mr. Richter identified the only two companies that have had subpar performance.

 	  . Mr. Richter criticized Charles Gillman's public company board experience with companies that are smaller than Hill. Yet, he failed to note that none of the Board's nominees appear to have had any board experience whatsoever prior to being appointed to Hill's Board of Directors.

 	  . Mr. Richter misleadingly says only that Mr. Evans is unemployed as if to imply that he is destitute. He ignored the fact that until recently, Mr. Evans was the Vice-President, CFO, and Treasurer of a construction company with over $1 billion in revenue and a market cap double that of Hill. He left with a generous severance package and agreed that he would not work for a competitor for a period of time.

      .	Mr. Richter boasts that one analyst's stock price target is $5.00
	(page 27 of the July 2016 Investor Presentation), but fails to note that the Board immediately dismissed as inadequate a buyout offer made in early 2015 for at least $5.50. He also fails to note that Hill's stock price is significantly below its price of one year ago when he stated: "We are confident that Hill's current strategic plan combined with our strong growth outlook and aggressive cost optimization program will deliver both near- and long-term value to our stockholders."

    These sorts of falsehoods and misrepresentations explain why so many of Hill's owners have told us that they feel disenfranchised. We call on the Board to show that such duplicity is unacceptable by promptly setting the record straight.

						Sincerely yours,

						/s/ Phillip Goldstein

						Phillip Goldstein
						Member
						Bulldog Investors, LLC